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                                                                    EXHIBIT 11.1

                       LORAL CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (Unaudited)

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
                                                                           THREE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                            1995        1994
                                                                           -------     -------
Primary:
  Net income applicable to common shares.................................  $82,071     $66,253
                                                                           =======     =======
  Shares:
     Weighted average common shares outstanding..........................  171,526     167,330
     Common equivalent shares applicable to stock options................    3,624       2,938
                                                                           -------     -------
     Average number of shares outstanding and common equivalent shares...  175,150     170,268
                                                                           =======     =======
Primary earnings per common share and common equivalent share............     $.47        $.39
                                                                           =======     =======
Fully Diluted:
  Net income applicable to common shares.................................  $82,071     $66,253
                                                                           =======     =======
  Shares:
     Average number of common shares as adjusted for primary
      computation........................................................  175,150     170,268
     Incremental increase to shares under stock options where the quarter's ending market price is higher than the average market
      price during the quarter...........................................      130         132
                                                                           -------     -------
     Average number of shares outstanding on a fully diluted basis.......  175,280     170,400
                                                                           =======     =======
Earnings per common share assuming full dilution.........................     $.47        $.39
                                                                           =======     =======
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